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EXHIBIT 21






IVI Communications, Inc. Subsidiaries

Internet Business Consulting, Inc. a Florida corporation
124 West John Street
Mathews, NC 28105

AppState.Net, LLC, a North Carolina Limited Liability Company
176 East King Street
Boone, North Carolina 28607

Futura, Inc., an Arkansas corporation
106 Rainbow Drive
Cabot Arkansas, 72023